[Stegman & Company letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 (file No. 333-172770) and the amendments thereto filed with the Securities and Exchange Commission of our report dated February 28, 2011 related to the statements of financial condition of Carroll Community Bank as of December 31, 2010 and 2009, and the related statements of operations, retained earnings and cash flows for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 28, 2011